                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G
                                (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b)(c),
        AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                   Under the Securities Exchange Act of 1934
                       (Amendment No. _______________)*

                        PACIFIC CONTINENTAL CORPORATION
                  ------------------------------------------
                               (Name of Issuer)

                         $1.00 PAR VALUE COMMON STOCK
                  ------------------------------------------
                        (Title of Class of Securities)

                                   69412V108
                                   ---------
                                (CUSIP Number)

                                 JUNE 7, 1999
                  ------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [_]  Rule 13d-1(b)

       [X]  Rule 13d-1(c)

       [_]  Rule 13d-1(d)

                                  Page 1 of 4
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-----------------------                                  ---------------------
        CUSIP NO.                   13G                       69412V108
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      J. Bruce Riddle
      ###-##-####
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3
------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      UNITED STATES
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            208,676

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          105,253
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             208,676

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          105,253

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      313,929 (Includes 51,285 shares owned by spouse)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.50%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
                                          IN
------------------------------------------------------------------------------
                     *SEE INSTRUCTION BEFORE FILLING OUT!


                               Page 2 of 4 pages
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Item 1(a):   NAME OF ISSUER

             Pacific Continental Corporation

Item 1(b):   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

             111 West 7th Avenue
             Eugene, Oregon  97401

Item 2(a):   NAME OF PERSON FILING

             J. Bruce Riddle

Item 2(b):   ADDRESS OF PRINCIPAL BUSINESS OFFICE

             Same

Item 2(c):   CITIZENSHIP

             U.S. Citizen

Item 2(d):   TITLE OF CLASS OF SECURITIES

             $1.00 Par Value Common Stock

Item 2(e):   CUSIP NUMBER

             69412V108

Item 3: This statement is not filed pursuant to Rules 13d-1(b) or 13d-2, and therefore this item is not applicable.

Item 4:  OWNERSHIP

         (a)  Amount Beneficially Owned:

              313,929 (includes 51,285 shares owned by spouse)

         (b)  Percent of Class

              6.50%

         (c)  Number of Shares as to Which Such Person Has:

              (i)    sole power to vote or direct the vote:   208,676

              (ii)   Shares power to vote or direct the vote:  105,253

              (iii)  Sole power to dispose or to direct the disposition of:
                     208,676

              (iv)   Shared power to dispose or to direct the disposition of:
                     105,253

                                  Page 3 of 4
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Item 5:    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

           N/A

Item 6:    OWNERSHIP OF NOT MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

           N/A

Item 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED BY THE PARENT HOLDING COMPANY

           N/A

Item 8:    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

           N/A

Item 9:    CERTIFICATION

           N/A

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


         June 7, 1999
-------------------------------------------------------
Date


 /s/ J. Bruce Riddle
-------------------------------------------------------
Signature


 J. Bruce Riddle, President and Chief Executive Officer
-------------------------------------------------------
Name/Title

                                  Page 4 of 4